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                                                                    Exhibit 3.14


CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PPC PUBLISHING CORPORATION
(a New York corporation)

Under Section 805 of the New York Business Corporation Law.


The undersigned, being the President and the Secretary of PPC
Publishing Corporation, (the "Corporation"), do hereby certify as follows:

1.  The name of the Corporation is PPC Publishing Corporation.
    The Corporation was formed under the name, "Price
    Publishing Corporation".

2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on May 22, 1985.

3. The Certificate of Incorporation of the Corporation is hereby amended to change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him, which change shall be effectuated by striking paragraph SIXTH of the Corporation's Certificate of Incorporation in its entirety and substituting therefor the following:

    SIXTH: The Secretary of State of New York is hereby designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is: Dennis Drebsky, Esq., Rogers & Wells, 200 Park Avenue, New York, NY 10166.

4. This Amendment to the Certificate of Incorporation of the Corporation was authorized by the unanimous written consent of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment has been subscribed to on the date set forth below by the undersigned who affirm that the statements made herein are true under the penalties of perjury.

Dated:  December 23, 1993


/s/ Donna B. Charlton
------------------------
Donna B. Charlton,
President


/s/ Kenneth J. Harmonay
------------------------
Kenneth J. Harmonay,
Secretary